UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2025

SINGULARITY FUTURE TECHNOLOGY LTD.

(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 Wall Street, Suite 1100
New York, NY 10005

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 888-1814

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	SGLY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On June 19, 2025, Singularity Future Technology Ltd. (the “Company”) entered into a securities purchase agreement (the “SPA”) with eighteen investors, under which the Company agrees to sell to the investors an aggregate of 32,188,841 units (the “Unit”), each Unit consisting of one share of the Company’s common stock, without par value (the “Common Stock”) and three warrants, with each warrant initially exercisable to purchase one share of the Common Stock at an exercise price of $1.165 (the “Warrants”), in a private placement to certain “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, at a price of $0.932 per Unit for an aggregate purchase price of approximately $30 million (the “Offering”).

The Warrants are exercisable immediately upon the date of issuance at an initial exercise price of $1.165, for cash. The Warrants may also be exercised cashlessly if at any time after the six-month anniversary of the issuance date, there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of Common Stock underlying the Warrant. The Warrants shall expire five years from its date of issuance. The Warrants are subject to customary anti-dilution provisions reflecting capitalizations and subdivisions or other similar transactions.

The parties to the SPA have each made customary representations, warranties and covenants, including, among other things, (a) the Purchasers are “non-U.S. Persons” as defined in Regulation S and are acquiring the Shares for the purpose of investment, (d) the absence of any undisclosed material adverse effects, and (e) the absence of legal proceedings that affect the completion of the transaction contemplated by the Securities Purchase Agreement, except as disclosed in the Company’s filings with the SEC.

The SPA is subject to various conditions to closing, including, among other things, (a) receipt of the Company’s shareholders’ approval and ratification of the SPA and (b) accuracy of the parties’ representations and warranties.

The form of the SPA and the form of the Warrant are attached hereto as Exhibit 10.1 and 10.2 and incorporated herein by reference.

Item 3.02. Unregistered sales of equity securities.

The disclosure set forth in Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events

As previously disclosed, on December 9, 2022, Piero Crivellaro, purportedly on behalf of the persons or entities who purchased or acquired publicly traded securities of the Company between February 2021 and November 2022, filed a putative class action against the Company and other defendants in the United States District Court for the Eastern District of New York (the “Court”), alleging violations of federal securities laws related to alleged false or misleading disclosures made by the Company in its public filings (the “Class Action”). The plaintiff seeks damages, plus interest, costs, fees, and attorneys’ fees.

On November 20, 2023, the Company filed a motion to dismiss the claims. On December 17, 2024, the Court issued an order that partially denied the motions to dismiss filed by the Company and its former chief executive officer, Yang Jie, arising from various statements made by Yang Jie about two allegedly fraudulent transactions. The rest of the motions are granted. On January 2, 2025, the Company filed an answer to the Second Amended Class Action complaint.

On May 29, 2025, the Company and the lead plaintiffs in the Class Action (the “Lead Plaintiffs”, collectively with the Company, the “Parties”) executed a binding term sheet (the “Term Sheet”) setting forth the material terms of their proposed settlement on a class wide basis (the “Settlement”). Pursuant to that Term Sheet, in exchange for the Settlement payment and subject to final approval by the Court, all plaintiffs in the Class Action will release the Company and the other defendants on all claims.

Pursuant to the Term Sheet, the defendants, including the Company, agree to pay $3 million in cash, and the Company agrees to pay 6,500,000 freely tradeable shares of the Company’s common stock, without par value, pursuant to Section 3(a)(10) of the Securities Act of 1933 (the “Settlement Shares”). The Company also agrees to offer a put option to the Settlement class, pursuant to which the Settlement class can sell all or a portion of the unsold Settlement Shares back to the Company at $0.85 per share if the 10-trading day average closing price immediately prior to the exercise of such put option falls below $0.85 (as determined by Bloomberg) before the Settlement Shares are sold pursuant to the formula set forth in the Term Sheet. The Parties agreed to use their best efforts to execute the definitive settlement agreement within 60 days of execution of the Term Sheet. The Settlement is subject to the Court’s approval.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
10.1	Form of the SPA
10.2	Form of the Warrant
104	Cover Page Interactive Data File the cover page XBRL tags are embedded within the Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2025	Singularity Future Technology Ltd.

	By:	/s/ Jia Yang
	Name:	Jia Yang
	Title:	Chief Executive Officer

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